Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement, and related Prospectus of Empire Resorts, Inc. dated December 11, 2013 and to the incorporation by reference therein of our report dated March 21, 2013, with respect to the consolidated financial statements and schedule of Empire Resorts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 11, 2013